Exhibit 99.6

VANTAGE ENERGY II GROUP

Condensed Combined Balance Sheets

(Unaudited)

(In thousands)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$18,901	$2,439
Accounts receivable (Note 2)	13,152	10,397
Accounts receivable—related party	—	1,100
Inventory	840	242
Prepayments and deposits	376	70
Commodity derivative assets	26,173	30,737
Total current assets	59,442	44,985
Property, plant, and equipment:
Oil and gas properties, full-cost method of accounting:
Proved	522,376	420,197
Unproved	553,883	187,509
Total oil and gas properties	1,076,259	607,706
Accumulated depletion, depreciation, and amortization	(340,444)	(233,920)
Net oil and gas properties	735,815	373,786
Gathering system, less accumulated depreciation of $8,020 and $5,551	104,809	59,970
Net property, plant, and equipment	840,624	433,756
Commodity derivative assets	23,261	7,957
Other assets	2,509	2,041
Total assets	$925,836	$488,739

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued liabilities (Note 2)	$47,712	$39,016
Account payable—related party	33,199	—
Current portion of Revolving Credit Facility, net of unamortized deferred financing costs	141,599	—
Current portion of Second Lien Note Payable, net of unamortized deferred financing costs	99,050	—
Total current liabilities	321,560	39,016
Revolving Credit Facility, net of unamortized deferred financing costs	—	148,845
Second Lien Note Payable, net of unamortized deferred financing costs	—	98,196
Asset retirement obligations	3,468	2,091
Total liabilities	325,028	288,148
Contingently redeemable Founders’ units	1,125	498
Members’ equity:
Member contributions, net of issuance costs	723,077	299,662
Accumulated deficit	(123,394)	(99,569)
Total members’ equity	599,683	200,093
Total liabilities and members’ equity	$925,836	$488,739

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

VANTAGE ENERGY II GROUP

Condensed Combined Statements of Operations

(Unaudited)

	Nine months ended September 30,
(In thousands)	2016	2015
Operating revenues:
Gas revenues	$73,963	$51,695
Midstream revenues	2,568	3,022
Gain on commodity derivatives	42,800	33,083
Total operating revenues	119,331	87,800
Operating expenses:
Production and ad valorem tax expense	1,669	1,115
Marketing and gathering expense	11,044	7,919
Lease operating and workover expense	2,623	4,366
Midstream operating expense	2,205	1,068
General and administrative expense	8,009	6,735
Depreciation, depletion, amortization, and accretion expense	28,457	32,165
Impairment of oil and gas properties	81,673	18,853
Total operating expenses	135,680	72,221
Operating (loss) income	(16,349)	15,579
Other expenses:
Other (income) expense	(3)	180
Interest expense	7,479	6,439
Total other expenses	7,476	6,619
Net (loss) income	$(23,825)	$8,960

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

VANTAGE ENERGY II GROUP

Condensed Combined Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
(In thousands)	2016	2015
Cash flows from operating activities:
Net (loss) income	$(23,825)	$8,960
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization, and accretion	28,457	32,165
Accretion of original issue discount	712	646
Impairment of proved oil and gas properties	81,673	18,853
Gain on commodity derivatives	(42,800)	(33,083)
Settlements on commodity derivatives	32,235	17,213
Changes in operating assets and liabilities:
Accounts receivable	(2,755)	3,568
Accounts receivable—related party	34,299	7,960
Inventory	(598)	141
Prepayments and deposits	(306)	13
Accounts payable and accrued liabilities	6,273	12,969
Net cash provided by operating activities	113,365	69,405
Cash flows from investing activities:
Oil and gas property exploration, acquisition, and development	(120,732)	(98,885)
Purchase of natural gas properties	(342,630)	—
Gathering system additions	(48,044)	(11,403)
Water investment additions	(1,477)	—
Other assets	(135)	—
Net cash used in investing activities	(513,018)	(110,288)
Cash flows from financing activities:
Member contributions	424,042	—
Borrowings under Revolving Credit Facility	55,000	27,000
Principal payments on Revolving Credit Facility	(62,000)	—
Deferred financing costs	(927)	(447)
Net cash provided by financing activities	416,115	26,553
Net change in cash and cash equivalents	16,462	(14,330)
Cash and cash equivalents—beginning of period	2,439	21,185
Cash and cash equivalents—end of period	$18,901	$6,855
Supplemental disclosure of cash flow information:
Cash paid for interest	$10,539	$9,003
Accrued capital expenditures	$(2,419)	$8,346
Capitalized asset retirement obligations	$876	$298

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(1) Description of Business and Summary of Significant Accounting Policies

(a)      Nature of Operations and Principles of Consolidation

Vantage Energy II, LLC (“Vantage II”) was organized as a limited liability company under the laws of the state of Delaware in 2012. Vantage II Alpha, LLC (“Vantage II Alpha”) was formed in May 2016 by the Investors and substantially all of the Management Members of Vantage II in connection with Vantage II’s entry into a purchase and sale agreement with a wholly owned subsidiary of Alpha Natural Resources, Inc. for the purchase of certain natural gas properties located in Greene County, Pennsylvania. Vantage II Alpha was formed as a transitory entity solely to facilitate the funding of the acquisition of the properties in an expeditious manner. Given the high degree of common ownership among the two entities, the accompanying condensed combined financial statements include the accounts of Vantage Energy II and its wholly-owned subsidiaries and Vantage II Alpha (collectively, the “Company”). All intercompany transactions have been eliminated in consolidation.

The Company is engaged in the exploration and exploitation of oil, natural gas and natural gas liquids, as well as natural gas acquisition, development, and gathering, with a focus in unconventional resources in the Appalachian Basin of the United States.

In June 2016, Vantage II Alpha closed on a purchase, funded with sponsor equity, of primarily unproved property which is reflected in these unaudited condensed combined financial statements based on the preliminary purchase price allocation. The assets purchased generally consist of approximately 27,400 net undeveloped acres, non-operating royalty mineral interests in 25 producing wells and certain related assets. Substantially all of the $340 million purchase price is expected to be allocated to unproved leasehold acreage acquired. Vantage II Alpha had no operations prior to this date.

The accompanying unaudited condensed combined financial statements of Vantage Energy II Group have been prepared by the Company’s management in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information. Accordingly, these financial statements do not include all of the information required by GAAP for annual financial statements. Therefore, these condensed combined financial statements should be read in conjunction with the audited financial statements and notes therein for the year ended December 31, 2015. The unaudited condensed combined financial statements included herein contain all adjustments which are, in the opinion of management, necessary to present fairly the Company’s financial position as of September 30, 2016 and December 31, 2015, and its condensed combined statements of operations and cash flows for the nine months ended September 30, 2016 and 2015. The condensed combined statements of operations for the nine months ended September 30, 2016 and 2015 are not necessarily indicative of the results to be expected for future periods.

(b)      Use of Estimates

The preparation of these condensed combined financial statements requires management to make estimates and assumptions that affect the amounts reported in the condensed combined financial statements and accompanying notes.

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

As a result, actual amounts could differ from estimated amounts. By their nature, these estimates are subject to measurement uncertainty, and the effect on the condensed combined financial statements of changes in such estimates in future periods could be significant. Significant estimates with regard to the Company’s condensed combined financial statements include the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows, the recoverability of unproved oil and gas properties, the calculation of depletion of oil and gas reserves, the estimated cost and timing related to asset retirement obligations, and the estimated fair value of derivative assets and liabilities.

Reserve estimates are, by their nature, inherently imprecise. The process of estimating quantities of oil and gas reserves is complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering, and economic data. The data for a given field may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that the reserve estimates represent the most accurate assessments possible, subjective decisions, and available data for our various fields make these estimates generally less precise than other estimates included in financial statement disclosures.

(c)      Oil and Gas Properties

The Company follows the full-cost method of accounting for oil and gas properties. Pursuant to full-cost accounting rules, the Company is required to perform a “ceiling test” calculation to test its oil and gas properties for possible impairment. If the net capitalized cost of the Company’s oil and gas properties subject to amortization (the carrying value) exceeds the ceiling limitation, the excess is charged to expense. The ceiling limitation is equal to the sum of the present value discounted at 10% of estimated future net cash flows from proved reserves, the cost of properties not being amortized, the lower of cost or estimated fair value of unproven properties included in the costs being amortized, and all related income tax effects. The present value of estimated future net revenue is computed by applying the average first day of the month oil and gas price for the preceding 12-month period to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves, assuming the continuation of existing economic conditions.

As of June 30, 2016, the carrying value of the Company’s oil and gas properties subject to the test exceeded the calculated value of the ceiling limitation. As a result, the Company recorded an impairment of $81.7 million for the six months ended June 30, 2016. No impairment was required for the three-month period ended September 30, 2016 as the calculated ceiling exceeded the carrying value of the Company’s oil and gas properties subject to the test. As the ceiling test calculation uses rolling 12-month average commodity prices, the effect of lower quarter-over-quarter commodity prices in future quarters could result in a potentially lower ceiling value in future periods. Declines in commodity prices could result in future impairments.

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

(d)      Adoption of New Accounting Principles

The FASB issued ASU 2015-03, Interest Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs, in April 2015. The core principle of ASU 2015-03 will require all costs incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of debt, consistent with debt discounts. The Company adopted this standard as of January 1, 2016, and has applied the standard retrospectively. As a result of adoption, the Company has classified debt issuance costs to its Revolving Credit Facility (defined herein) and Second Lien Note Payable (defined herein) from other assets to debt on its condensed combined balance sheet. The retrospective adjustment to the December 31, 2015 condensed combined balance sheet is as follows:

	Previously reported December 31, 2015	Adjustments	As adjusted December 31, 2015
	(In thousands)
Other assets	$1,877	$(498)	$1,379
Revolving Credit Facility	149,000	(155)	148,845
Second Lien Note Payable	98,539	(343)	98,196

(2) Balance Sheet Disclosures

Accounts receivable consist of the following:

	September 30, 2016	December 31, 2015
	(In thousands)
Joint interest billings	$230	$141
Revenue	12,922	10,256
Accounts receivable	$13,152	$10,397

Accounts payable and accrued liabilities consist of the following:

	September 30, 2016	December 31, 2015
	(In thousands)
Accrued capital expenditures	$22,785	$20,366
Accounts payable	10,607	5,643
Accrued revenue payable	4,466	2,748
Accrued marketing, gathering and transportation costs	4,224	4,077
Accrued general and administrative expenses	1,822	1,535
Accrued impact fees payable	1,486	1,911
Accrued interest payable	1,367	1,380
Other	955	1,356
Accounts payable and accrued liabilities	$47,712	$39,016

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(3) Debt

Revolving Credit Facility

Effective November 29, 2012, the Company secured a credit facility (the “Revolving Credit Facility”) with a group of bank lenders. Wells Fargo Bank, N.A. acts as administrative agent. Effective December 4, 2014 the Company amended and restated its Revolving Credit Facility to add a lien on the Vantage Midstream (as defined in Note 7) gas gathering system and add a midstream borrowing base. The maturity date of the Revolving Credit Facility is January 1, 2017. The Revolving Credit Facility has a maximum commitment of $500 million and as of September 30, 2016 and December 31, 2015, had a borrowing base of $186 million and $166 million, respectively. As of September 30, 2016 and December 31, 2015, the Company had net outstanding borrowings of $142 million and $149 million, respectively. On each borrowing, the Company has the election to pay interest at a Base rate or LIBOR. The margin on Base rate loans ranges from 0.75% to 1.75%. The margin on LIBOR loans ranges from 1.75% to 2.75%. The Company pays quarterly, a commitment fee ranging from 0.375% to 0.50% of the unused borrowing base. The Company elected to pay interest based on LIBOR, plus the applicable margin, which was 3.78% in total as of September 30, 2016.

As of September 30, 2016, the Revolving Credit Facility was collateralized by all of the Company’s assets, including its 50% undivided operated interest in the Vantage Midstream assets (as defined in Note 7).

The Revolving Credit Facility contains certain financial covenants, including maintenance of a minimum current ratio and a maximum leverage ratio. As of September 30, 2016, the Company was in compliance with all financial covenants.

Second Lien Note Payable

In May 2014, the Company entered into a second lien note payable (“Second Lien Note Payable”) with a face amount of $100 million, maturing on May 8, 2017. The Company has the election to pay interest at a Base rate or Eurodollar LIBOR. The margin on Base rate loans is 6.50%. The margin on LIBOR loans is 7.50%. As of September 30, 2016, the stated interest rate was 8.5%, and the Company had net outstanding borrowings of $99 million. The Second Lien Note Payable contains an optional prepayment provision that enables the Company to prepay the Second Lien Note Payable at par. The Second Lien Note Payable was issued with an original issue discount of $2.8 million, which has been classified as a reduction to the note balance. The discount is amortized over the term of the note using the effective interest method.

As of September 30, 2016 and December 31, 2015, the Second Lien Note Payable was collateralized by a second lien interest in all of the Company’s assets, including its 50% operated interest in the Vantage Midstream assets, and contains certain financial covenants. These covenants include maintenance of a maximum leverage ratio. As of September 30, 2016, the Company was in compliance with all financial covenants.

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(3) Debt (Continued)

Borrowings outstanding as of September 30, 2016:

	As of September 30, 2016
(in thousands)	Revolving Credit Facility	Second Lien Note Payable
Principal	$142,000	$100,000
Net unamortized premium	—	(749)
Net unamortized debt issuance costs	(401)	(201)
Total debt	141,599	99,050
Less: Current portion of long-term debt	141,599	99,050
Total long-term debt	$—	$—

The Revolving Credit Facility matures on January 1, 2017. The Company expects to repay and retire the Revolving Credit Facility and the Second Lien Note Payable in connection with the net proceeds from a future monetization event, undrawn capital commitments and/or cash on hand. Additionally, the Company plans to obtain new financing following the anticipated corporate reorganization, contemporaneous with a monetization event. In addition, the Company expects that it will be able to secure incremental equity commitments or other sources of capital, including debt, if necessary, from its current equity investors, other investors, or lenders to address any shortfall. The Company’s current equity investors continue to be supportive of the Company’s long-term growth and financing strategy.

Maturities of outstanding borrowings as of September 30, 2016 are as follows:

(in thousands)	Revolving Credit Facility	Second Lien Note Payable
Year ending December 31, 2017	$142,000	$100,000
Total future maturities of outstanding borrowings	$142,000	$100,000

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(4) Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:                            Quoted prices are available in active markets for identical assets or liabilities.

Level 2:                            Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability.

Level 3:                            Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and/or out of the fair value hierarchy as of the end of the reporting period in which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below in all periods presented. The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2016 and December 31, 2015 by level within the fair value hierarchy (in thousands):

	September 30, 2016
	Fair value measurements
Description	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivative instruments	$—	$49,434	$—	$49,434

	December 31, 2015
	Fair value measurements
Description	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivative instruments	$—	$38,694	$—	$38,694

The Company’s commodity derivative instruments consist of variable-to-fixed price swaps. The fair values of the swap agreements are determined under the income valuation technique using a discounted cash flow model. The valuation model requires a variety of inputs, including contractual terms, published forward prices, and discount rates, as appropriate. The Company’s estimates of fair value of commodity derivative instruments include consideration of the counterparty’s creditworthiness, the Company’s creditworthiness, and the time value of money. The consideration of these factors results in an estimated exit price for each derivative asset or liability under a marketplace participant’s view. All of the significant inputs are observable, either directly or indirectly; therefore, the Company’s derivative instruments are included within Level 2 of the fair value hierarchy. The counterparties on the Company’s derivative instruments are the same financial institutions that hold the Revolving Credit Facility (Note 3). Accordingly, the Company is not required to post collateral on these derivatives since the bank is secured by the Company’s oil and gas properties.

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(5) Asset Retirement Obligations

As of September 30, 2016, the Company’s asset retirement obligation was $3.5 million. Liabilities incurred, accretion expense and revisions to the Company’s estimates were not material for the nine months ended September 30, 2016.

(6) Commodity Derivative Instruments

The Company uses derivative commodity instruments that are placed with major financial institutions whose creditworthiness is regularly monitored. The Company currently uses fixed price natural gas swaps for which it receives a fixed swap price for future production in exchange for a payment of the variable market price received at the time future production is sold. The Company has entered into various derivative contracts to manage price risk and to achieve more predictable cash flows. As a result of the Company’s hedging activities, the Company may realize prices that are greater or less than the market prices that it would have received otherwise.

The Company recognizes all derivative instruments as either assets or liabilities at fair value per Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) “Derivatives and Hedging (Topic 815)”. The Company’s derivative commodity instruments have not been designated as hedges for accounting purposes; therefore, all gains and losses are recognized currently in earnings.

The following tables present the gross amounts of the Company’s recognized derivative assets and liabilities, the amounts offset under netting arrangements with counterparties, and the resulting net amounts presented in the condensed consolidated balance sheets for the periods presented, at fair value.

	Condensed consolidated	September 30, 2016
	balance sheet classification	Gross recognized	Offset	Net recognized
		(In thousands)
Commodity derivative assets:
Commodity contracts	Current assets	$26,259	$(86)	$26,173
Commodity contracts	Noncurrent assets	28,247	(4,986)	23,261
Commodity derivative liabilities:
Commodity contracts	Current liabilities	$86	$(86)	$—
Commodity contracts	Noncurrent liabilities	4,986	(4,986)	—

	Condensed consolidated	December 31, 2015
	balance sheet classification	Gross recognized	Offset	Net recognized
		(In thousands)
Commodity derivative assets:
Commodity contracts	Current assets	$30,868	$(131)	$30,737
Commodity contracts	Noncurrent assets	7,998	(41)	7,957
Commodity derivative liabilities:
Commodity contracts	Current liabilities	$131	$(131)	$—
Commodity contracts	Noncurrent liabilities	41	(41)	—

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(6) Commodity Derivative Instruments (Continued)

The table below summarizes the realized and unrealized gains, net related to the Company’s commodity derivative instruments for the nine months ended September 30, 2016 and 2015, recorded as operating revenues in the accompanying condensed combined statement of operations.

	Nine months ended September 30,
	2016	2015
	(In thousands)
Commodity derivative instruments:
Realized gains on commodity derivatives, net	$32,235	$17,213
Unrealized gains on commodity derivatives, net	10,565	15,870
Gain on commodity derivatives	$42,800	$33,083

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s commodity derivative instruments are subject to significant fluctuations from period to period.

(7) Related Party Transactions

(a)    Gas Gathering System Operating Agreement

In connection with the Joint Development Agreement with Vantage Energy, LLC (“Vantage I”), the Company, through its wholly owned subsidiary, Vista Gathering, LLC (hereinafter referred to as “Vantage Midstream”), became the operator of the gas gathering and compression assets. Pursuant to a Gathering System Operating Agreement, dated August 2, 2012, between the Company and Vantage I, the Company and Vantage I are to pay their respective 50% shares of the gas gathering system operating and development costs, as well as their incurred gas gathering and compression fees. The Company was charged gas gathering and compression fees by Vantage Midstream for the wells that it operates of approximately $23.1 million and $17.1 million for the nine months ended September 30, 2016 and 2015, respectively.

(b)    Water Investment

Pursuant to the Water Services and Supply Agreement, Vantage Midstream provides water services required in the Company’s drilling operations. For the nine months ended September 30, 2016, the Company paid water supply and transportation fees to Vantage Midstream of $15.7 million.

(c)    Management Services Agreement

In August 2012, the Company and Vantage I entered into a Management Services Agreement (“MSA”) whereby Vantage I is to provide certain executive management, administrative, accounting, finance, engineering, land, and information technology assistance to the Company. In exchange for providing these services, the Compny will pay Vantage I a fee (the “MSA Fee”). The MSA Fee is based upon the gross general and administrative expenses incurred by Vantage I multiplied by a ratio of the relative capital expenditures and oil and natural gas production volumes of the Company and Vantage I. Certain adjustments are made to this calculation to reflect the allocation of general and

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(7) Related Party Transactions (Continued)

administrative expenses to Vantage Midstream. The Company recorded gross general and administrative expenses incurred under the MSA of approximately $11.3 million and $8.6 million for the nine months ended September 30, 2016 and 2015, respectively.

(d)      MIU Notes Receivable

In December 2014, the Company made loans to certain employees in the form of notes receivable. Interest accrues on the notes at 0.34% per annum, and the notes mature upon the earlier to occur of: 1) December 1, 2017; 2) consummation of Monetization Event (as defined); or 3) fifteen days after the date of voluntary termination of employment by the employee or termination by the Company for cause. As of September 30, 2016, the notes outstanding were approximately $1.3 million and are classified in other assets in the accompanying condensed combined balance sheets. The notes are collateralized by a first lien interest in the employees’ interest in each employees’ Management Incentive Units (“MIUs”) and all potential dividends and distributions and a second lien on all other personal assets. Interest income was not material for the nine months ended September 30, 2016 and 2015, respectively.

(8) Commitments and Contingencies

The Company leases various compressors in Pennsylvania under noncancelable operating leases that expire at various dates through 2017. The associated future remaining obligations of such leases was not material as of September 30, 2016.

On April 17, 2014, the Company entered into a 20,000 Mmbtu/d firm marketing agreement to market gas production associated with volumes produced in the Marcellus Shale. The agreement began in October 2014 and continues through October 2020. Under the contract, the Company is paid based on TETCO M-2 pricing with the ability to share in downstream price upside when market conditions allow.

On May 9, 2014, the Company entered into a 37,500 Mmbtu/d firm marketing agreement to market gas production associated with volumes produced in the Marcellus Shale. The agreement began in November 2014 and continues through October 2019. Under the contract, the Company is paid based on TETCO M-2 pricing.

From time to time, the Company is party to litigation. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the financial statements.

VANTAGE ENERGY II GROUP

Notes to Condensed Combined Financial Statements

(Unaudited)

(9) Capital Structure

Class I Units

The Company and Vantage II Alpha are authorized to issue as many Class I Units as their respective boards of managers approves. Total capital commitments and contributions associated with outstanding Class I Units are as follows:

	September 30, 2016	December 31, 2015
	(In thousands)
Institutional investors (commitment—$775,000)	$722,143	$298,804
Founders (commitment—$1,303)	1,125	498
Other employees/friends and family (commitment—$1,225)	1,044	967
Total (total commitment—$777,528)	$724,312	$300,269

Management Incentive Units

The Company has issued management incentive units to certain employees. The management incentive units participate only in distributions in liquidation events, meeting requisite financial thresholds after Capital Interests have recovered their investment, and special allocation amounts. Management incentive units have no voting rights. Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event), which has not occurred as of September 30, 2016. Accordingly, no value was assigned to the interests when issued.

(10) Subsequent Events

The Company has evaluated subsequent events that occurred after September 30, 2016 through, September 19, 2017. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these condensed combined consolidated financial statements or the notes to the condensed combined consolidated financial statements. Effective October 19, 2016, the Company was acquired by Rice Energy Inc.